UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  May 26, 2010

EXIDE TECHNOLOGIES
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-11263 (Commission File Number)	23-055273 (IRS Employer Identification No.)

13000 Deerfield Parkway, Building 200
Milton, Georgia 30004
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (678) 566-9000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 27, 2010, the Board of Directors (the "Board") of Exide Technologies (the "Company") approved an amendment to the September 16, 2009 Restricted Stock Unit ("RSU") Award Agreement for Joseph V. Lash. The amendment provides for acceleration of vesting of Mr. Lash's 8,000 RSUs to May 27, 2010, Mr. Lash's last day as a director.

Item 2.02 Results of Operations and Financial Condition.

Attached as Exhibit 99.1, is a copy of the press release dated June 2, 2010, which contains information regarding the Company's results of operations and financial condition for the fiscal quarter and fiscal year ended March 31, 2010. The information furnished pursuant to 2.02, including Exhibit 99.1, shall be deemed furnished but not filed.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 27, 2010, Edward J. O'Leary, President and Chief Operating Officer, resigned effective June 16, 2010.

On May 26, 2010, the Compensation Committee of the Board approved salary adjustments for Phillip A. Damaska, the Company's Executive Vice President and Chief Financial Officer, and Barbara A. Hatcher, the Company's Executive Vice President and General Counsel. Effective June 1, 2010, Mr. Damaska's base salary will increase from $350,000 to $400,000 and Ms. Hatcher's base salary will increase from $315,000 to $360,000.

On May 31, 2010, the Company requested that Mr. Gordon A. Ulsh, the Company’s Chief Executive Officer, provide continued service as Chief Executive Officer beyond his planned retirement on June 30, 2010. Mr. Ulsh agreed to continue to serve as Chief Executive Officer for a period currently not anticipated to extend beyond July 31, 2010 or earlier if his successor has been appointed prior to such date.

On June 1, 2010, the Board also approved a lump sum discretionary payment of $300,000 to Mr. Ulsh. The payment represents a portion of Mr. Ulsh's target fiscal 2011 short-term incentive plan for the period April 1, 2010 through June 30, 2010.

Item 9.01 Financial Statements and Exhibits.

Exhibit 99.1 Press Release dated June 2, 2010 announcing results of operations
Exhibit 99.2 Press Release dated June 2, 2010 announcing resignation of Edward J. O'Leary as the Company's President and Chief Operating Officer

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Exide Technologies

June 2, 2010	By: Gordon A. Ulsh
Name: Gordon A. Ulsh Title: Chief Executive Officer